Exhibit 99.1

For Additional Information Contact:
Investors	Media
Justine Koenigsberg	Justin Jackson
ViaCell, Inc.	Burns McClellan
(617) 914-3494	(212) 213-0006
FOR IMMEDIATE RELEASE
VIACELL SUSPENDS ENROLLMENT IN CB001 PHASE I CLINICAL TRIAL
Cambridge, MA, September 19, 2005 — ViaCell, Inc. (NASDAQ: VIAC) today announced that it has suspended enrollment in its Phase I clinical trial of CB001, an investigational cord blood stem cell product for hematopoietic stem cell transplantation being studied for the treatment of a variety of cancers. Of the eight patients who have completed treatment in the study, two experienced Grade IV acute graft-versus-host-disease, or aGVHD, a known potential side effect in transplantation. Both patients have recovered from the aGVHD, however, under the study protocol, the occurrence of two cases calls for a suspension of enrollment in the trial. The Company will review these cases and relevant data with the FDA and the institutional review boards for the clinical trial sites as part of obtaining their agreement to continue enrollment.
“Patient safety is our number one priority,” stated Marc D. Beer, President and Chief Executive Officer of ViaCell. “Acute GVHD is a known side effect in transplantation. The protocol’s mandated stopping point for two cases of Grade IV aGVHD is intended as a standard type of safeguard for Phase I studies to allow us, along with the FDA and the sites, to assess the data. We are fully committed to working diligently with the FDA to find a path forward.”
Acute GVHD is a potential and common side effect of transplants associated with the use of bone marrow, peripheral blood or cord blood from a different person. In aGVHD, the transplanted immune cells recognize the tissue as not being from the recipient’s body.
CB001 consists of a highly enriched population of hematopoietic stem cells which are selectively amplified from umbilical cord blood. ViaCell is developing CB001 for potential use in hematopoietic stem cell transplantation in a variety of cancers to provide regeneration of blood and immune systems. Patients requiring this type of therapy are typically very sick with few therapeutic options. CB001 is a single dose therapy and to date, all eight eligible patients have completed treatment. The primary goal of the Phase I clinical trial is to evaluate safety in ten patients.
Conference Call and Webcast
ViaCell will host a conference call today, Monday, September 19, 2005 at 9:00 a.m. Eastern Time to discuss the CB001 clinical trial. To participate by telephone, dial (913) 312-1298 and reference access code: 9257460. A live audio webcast can be accessed on the ViaCell website at http://www.viacellinc.com.
A replay of the conference call and webcast will be available for one week. Participants may access this replay by dialing 719-457-0820 and using access code 9257460. A replay of the webcast will be archived on the ViaCell website under Webcasts in the Media Center section.
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ViaCell Suspends Enrollment of CB001Clinical Trial, Page 2
About ViaCell
ViaCell, Inc. is a clinical-stage biotechnology company dedicated to enabling the widespread application of human cells as medicine. The Company is developing a pipeline of proprietary product candidates intended to address cancer, cardiac disease, diabetes and infertility. ViaCell’s portfolio of proprietary technologies includes Selective Amplification technology and USSCs. The Company’s lead cord blood derived stem cell therapy product candidate, CB001, is currently in a Phase I clinical trial. ViaCell also offers expecting families the option of preserving their baby’s cord blood stem cells through its Viacord business.
This press release contains forward-looking statements regarding the potential path forward for the CB001 program and the possible resumption of clinical trials. Such statements are based on management’s current expectations. The potential path forward for CB001 and the resumption of clinical trials are subject to a number of risks and uncertainties. Factors which could cause actual results to differ materially from the Company’s current expectations include: the risk that the analysis of the data from the Phase I trial will not warrant continuation of the trial or further clinical trials; the risk that the FDA, the institutional review boards for the clinical sites or the investigators may not agree with the Company’s assessment of the results and may not permit the trial to continue; the risk that or that concerns may arise from additional analysis or data; and the risk that the Company may encounter other unexpected hurdles. There is no assurance that the Company will be able to resume development of CB001. Drug development involves a high degree of risk. For more information on the risks and uncertainties associated with the Company and its products and programs, see the factors set forth under the heading “Risk Factors That May Affect Results” in the Company’s report on Form 10-Q for the quarter ending June 30, 2005, which is on file with the Securities and Exchange Commission and which factors are incorporated herein by reference. ViaCell does not undertake any obligation to update forward-looking statements.
ViaCell® and Viacord® are registered trademarks of ViaCell, Inc.
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